December 27, 2006

Wachovia Mortgage Loan Trust, LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

Re:	Wachovia Mortgage Loan Trust, LLC
Asset-Backed Certificates, Series 2006-ALT1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-130771), filed by Wachovia Mortgage Loan Trust, LLC, a Delaware limited liability company (the “Registrant”), with the Securities and Exchange Commission on April 28, 2006 (the “Registration Statement”), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended (the “Act”) of the Asset-Backed Certificates, Series 2006-ALT1 (the “Certificates”). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of December 27, 2006 (the "Pooling and Servicing Agreement"), as more particularly described in the prospectus, dated May 23, 2006, and the prospectus supplement, dated December 19, 2006, relating to the Certificates (together, the “Prospectus”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the assumptions set forth herein, we are of the opinion that when the issuance of the Certificates has been duly executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid, and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity,

December 27, 2006

including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP